Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

BINDING TERM SHEET

for the

Germfree Laboratories LLC (“Germfree”) and Orgenesis (“Orgenesis”) Maryland LLC Orgenesis Asset Purchase and Strategic Collaboration Framework

February 26, 2024

Purchaser/Lessor	Germfree Laboratories LLC

Seller/Lessee	Orgenesis and/or its affiliates

Overview of $8,340,000 Million Transaction and $3,300,000 in Working Capital Commitment		Up-front fee	Signing (Definitive Agreements)[1]	Germfree working capital to produce OMPULs
	Tech Transfer		$250,000
	Quality Management System		$250,000
	Exclusive Manufacturing Supply Agreement	$750,000[2]	$250,000	$3,300,000
	Purchase of Orgenesis OMPULS		$6,840,000
	Total	$750,000[2]	$7,590,000	$3,300,000

[1] Manufacturing Supply Agreement, OMPUL Purchase Agreement, Lease Agreement, Strategic Partnership Agreement. Definitive Agreements may be consolidated where necessary.

[2] Refundable if parties cannot come to an agreement on Definitive Agreements.

Up-Front Fee	Germfree will pay Orgenesis seven hundred fifty thousand US Dollars ($750,000) within 5 days upon signing this Term Sheet, this amount being fully refundable, at Germfree’s request and if Definitive Agreements have not been signed within 21 calendar days.

Co-Marketing and Reciprocal Revenue Sharing	Germfree will pay a commission to Orgenesis for every OMPUL placed of the agreement (“OMPUL Commission”). Orgenesis may identify and facilitate customer purchases or leases of Germfree products and services and Germfree may identify and facilitate development work for Orgenesis. Each party will pay the other a 15% commission on such sales or leases based on net revenue. For clarity, net revenue for identification and facilitation is defined as cash received net revenue (“Facilitation Cash Received”) and applies only to new customers that Orgenesis was not already working with. All OMPUL Commissions and Facilitation Cash Received will be reported quarterly and paid within 30 days.

Purchase of Orgenesis OMPULs

Germfree shall purchase OMPULs detailed in Exhibit A from Orgenesis and Orgenesis shall sell to Germfree OMPULs detailed in Exhibit A. Germfree will then incorporate these assets into Germfree’s lease fleet.

Purchase Amount

In consideration for the purchase of the Assets, as detailed in Exhibit A, Germfree shall pay Orgenesis six million, eight hundred forty thousand US dollars ($6,840,000). The signing of the Definitive Agreements contemplated herein shall be completed within 21 calendar days with purchase amount payable within 5 days upon signing.

The purchase price of each OMPUL asset will be supported by detailed descriptions and surveys. Orgenesis will supply Germfree with documentation, including as-built drawing packages, warranties, guarantees, records of usage, maintenance histories, and reports of any damages, to ensure full transparency and confidence in the asset’s condition and value.

Following a verification process, a Sale Agreement will be formulated.

Leasing Terms & Cost	Germfree will be purchasing OMPULs that will then be incorporated into Germfree’s Lease Fleet. The conditions of Germfree’s leasing program will be stipulated in a Leasing Agreement. The leasing agreement will be executed at Signing. At the end of the lease period, Orgenesis has the right to make a first offer to acquire the Asset at the Germfree purchase price based on Fair Market Value.

Manufacture of New Units for Lease	Orgenesis and Germfree will concurrently enter into a manufacturing supply contract under which Germfree shall supply to Orgenesis three (3) OMPUL’s for use in the US and Orgenesis (or any of its affiliates) will agree to lease the OMPULs from Germfree at a fair market price. Current intent for placement of the 3 units is 1: Johns Hopkins University (Maryland already awarded JHU $5.0 million grant for its cellular therapy center) 2: University of California, Davis (UC Davis already awarded $8.0 million grant) and 3: Likely to be a [***]-based NCI-designated Cancer Center (preliminary interest from both [***]and [***]).

Transfer Package	Orgenesis will provide Germfree with the necessary technical package required to manufacture, in return for payment by Germfree to Orgenesis of an amount of Two Hundred and Fifty Thousand US Dollars ($250,000) up-front upon signing of Definitive Agreements.

Engineering Services	In addition, Orgenesis will provide Germfree with requested engineering services to transfer all the expertise to enable Germfree to complete OMPUL manufacturing at a standard market rate with a statement of work to be agreed in advance plus related travel expenses for Orgenesis employees.

Exclusive Manufacturing Supply Agreement

Orgenesis agrees to a 10-year exclusive manufacturing supply agreement (“MSA”) under which Germfree will supply Orgenesis with OMPULs for use worldwide. In exchange for this, Germfree will pay seven hundred fifty thousand, $750,000, upfront upon signing this Binding Term Sheet and two hundred fifty thousand, $250,000, due, and payable at signing of Definitive Agreements. If the two parties fail to complete the Signing, then the initial $750,000 upfront payment shall be refunded within 30 days of request by Germfree. The exclusivity of manufacturing supply will be worldwide for all new and existing OMPULs. Details will be defined in the MSA.

Orgenesis, or any of its affiliates, will agree to lease or purchase OMPULs from Germfree, adhering to terms consistent with those previously established and in accordance with the customary conditions of Germfree’s leasing program worldwide.

Quality Management System for Decentralized Cell Therapy Processing

Orgenesis will provide Germfree with an exclusive royalty-free paid-up license to use and further develop collaboratively the Orgenesis Quality Management System Framework, specifically designed for decentralized cell therapy processing. This collaboration aims to support the provision of quality management services globally. Both Germfree and Orgenesis will utilize these services to aid companies and institutions in improving their manufacturing capabilities. In exchange for this exclusive royalty-free paid-up license, Germfree will pay Orgenesis a sum of Two Hundred Fifty Thousand US Dollars, $250,000, upon signing of Definitive Agreements.

This collaboration will be instrumental in developing a digital Manufacturing Execution System (MES) package for future client licensing. The MES system once developed will be exclusive to Germfree and licensed for use by Orgenesis. This offering once available will be covered under the Co-Marketing and Reciprocal Revenue Sharing model defined in this term sheet and subsequent Definitive Agreements.

Details of this initiative will be elaborated in the Strategic Collaboration Agreement executed at Signing.

Service Agreement	Germfree will provide service support for OMPULs including the provision of installation, commissioning, and qualification services for the facility and equipment at Germfree standard rates. Additionally, Germfree will ensure ongoing maintenance and qualification of the facility in alignment with the standard practices of Germfree’s leasing framework and service agreement.

Standstill	Orgenesis and its representatives will standstill for 30 days with 3rd parties and make a good faith effort to turn this Strategic Collaboration Framework Agreement to a Strategic Collaboration Partnership with fully executed Definitive Agreements.

Confidentiality; Publicity	Each party hereto acknowledges and confirms that this Binding Term Sheet and all terms hereof are confidential and subject to applicable law, that neither its existence nor the terms hereof will be disclosed to any other person other than parties’ officers, directors, employees and advisors or potential investors under NDA, unless and to the extent required for fulfillment of any compliance, legal, public reporting, public filing and/or regulatory obligations. It is expected that joint press releases and marketing activities will result from this collaboration.

Governing Law	This Term Sheet shall be governed by the laws of the State of New York, without regard to its conflict of law provisions.

Term	If Germfree does not execute this Binding Term Sheet on or before February 27, 2024, all terms presented shall be null and void.

Binding Term Sheet	While this Term Sheet is binding, it is the intention of the parties to enter into detailed Definitive Agreement(s) which will reiterate, detail, and expand upon the understandings between the Parties. The parties agree to negotiate in good faith towards the execution of the Definitive Agreements. Signing of Definitive Agreements and closing of the deal will be subject to customary conditions.

[Signature page follows]

[Signature Page to Binding Term Sheet]

Germfree Laboratories LLC.		Orgenesis Maryland LLC.

by:	/s/ Kevin T. Kyle	by:	/s/ Vered Caplan
name:	Kevin T. Kyle	name:	Vered Caplan
title:	CEO	title:	Director

Exhibit A

Orgenesis OMPUL’s for Acquisition by Germfree

ORGS entity owner	Paid by ORGS to date	Asset #	Location	Purchase date
Maryland	$1,200,000	MD0018	Madrid	Oct-21
Maryland	$1,200,000	CIP012	Greece: Moving to Belgium	Feb-22
Maryland	$1,620,000	CIP005	Greece	Feb-22
Maryland	$1,200,000	CIP009	Boston	Apr-23
Maryland	$1,620,000	CIP1620	Greece (virus)	May-22
Total	$6,840,000

Germfree will purchase the OMPUL’s designed for manufacturing, QC and warehousing in Israel when the units are available for free and clear sale. Terms will be defined at that time.

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